FIRST SUPPLEMENTAL INDENTURE
Exhibit 4.1
FIRST SUPPLEMENTAL INDENTURE, dated as of June 30, 2009 (this “Supplemental Indenture”), between AMERICAN RAILCAR INDUSTRIES, INC., a North Dakota corporation, as issuer (the “Company”) and Wilmington Trust Company, as trustee under the Indenture referred to below (the “Trustee”).
W I T N E S S E T H:
WHEREAS, American Railcar Industries, Inc., a Delaware corporation (“ARI Delaware”) has heretofore executed and delivered to the Trustee an indenture dated as of February 28, 2007 (as amended, supplemented or otherwise modified, the “Indenture”) providing for the issuance of ARI Delaware’s 7.5% Senior Notes due 2014 (the “Securities”), initially in the aggregate principal amount of $275,000,000;
WHEREAS, ARI Delaware has effected a change in its state of incorporation from Delaware to North Dakota through a merger of ARI Delaware with and into its wholly owned subsidiary, the Company (the “Reincorporation”) and, as a result of the Reincorporation, the Company has succeeded to all of the properties, rights, liabilities and obligations of ARI Delaware, including ARI Delaware’s obligations under the Indenture and the Securities; and
WHEREAS, this Supplemental Indenture is being entered into pursuant to the terms of Section 5.01(a) of the Indenture and subject to the conditions set forth herein and therein;
NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Securities as follows:
SECTION 1. Defined Terms. Capitalized terms used but not defined in this Supplemental Indenture or in the preamble or recitals hereto have the meanings assigned to them in the Indenture. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.
SECTION 2. Assumption by the Company. The Company hereby expressly assumes all of the obligations of ARI Delaware as “the Company” under the Indenture and the Securities and, as a result, as of the date hereof (i) all references in the Indenture to “the Company” shall be read to mean the Company as defined herein and (ii) all references in the Indenture to “Initial Securities,” “Original Securities,” “Exchange Securities” and “Securities”, shall be read to mean “Initial Securities,” “Original Securities,” “Exchange Securities” and “Securities”, as applicable, of the Company, as defined herein.

SECTION 3. Representations and Warranties of the Company.
3.1 No Event of Default. Immediately after giving effect to the Reincorporation (and treating any Indebtedness of ARI Delaware, which as a result of the Reincorporation has become the Indebtedness of the Company, as having been Incurred by the Company at the time of the Reincorporation), no Default or Event of Default had occurred or was continuing.
3.2 State of Incorporation. The Company is duly incorporated under the laws of the State of North Dakota and has elected to be governed by Chapter 10-35 of the North Dakota Century Code (generally known as the North Dakota Publicly Traded Corporations Act).
3.3 Additional Indebtedness. Immediately after giving pro forma effect to the Reincorporation, as if the Reincorporation occurred on April 1, 2008, the Company would have been permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 4.03(a) of the Indenture.
SECTION 4. Miscellaneous.
4.1 Notices. All notices or other communications to the Company shall be given as provided in Section 13.02 of the Indenture.
4.2 Ratification of Indenture; Supplemental Indenture Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Securities heretofore or hereafter authenticated and delivered shall be bound hereby.
4.3 GOVERNING LAW. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
4.4 Trustee Makes No Representation. The Trustee shall not be responsible in any manner whatsoever for or in respect of and makes no representation as to the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Company.
4.5 Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.
4.6 Effect of Headings. The Section headings herein are for convenience only and shall not effect the construction thereof.
[signature page to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

AMERICAN RAILCAR INDUSTRIES, INC.
By:	/s/ Dale C. Davies
	Name:	Dale C. Davies
	Title:	Senior Vice President, Chief Financial Officer and Treasurer

WILMINGTON TRUST COMPANY, as Trustee
By:	/s/ Michael G. Oller, Jr.
	Name:	Michael G. Oller, Jr.
	Title:	Assistant Vice President